Exhibit 10.38

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Release of All Claims (“Agreement”) is made by and between W & R Corporate LLC (“Company”) and Michael D. Strohm (“Employee”) (collectively the “parties”).

WHEREAS, the parties to this Agreement recognize that Company and/or a Company Affiliate, as defined herein, has employed Employee in various positions, including as its President and Chief Operating Officer, that Employee has elected to retire under the terms of applicable Company or Company Affiliate (as defined herein) policies; that Company and Employee wish to end all employment and other relationships in an amicable and cooperative manner; that Employee agreed to enter into this Agreement in exchange for a separation arrangement and other good and valuable consideration that is in addition to any benefits Employee may otherwise be entitled to receive by operation of law or by Company policy or practice; and that Company has agreed to enter into this Agreement in exchange for certain releases; and that the parties desire through this Agreement to resolve any and all claims, demands, or causes of action (“claims”) Employee has, or may have, against Company and any Company Affiliates, as defined herein.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and releases contained in this Agreement, Employee and Company agree to resolve all issues and controversies that exist between them, including any future effects of the alleged acts, omissions, and events, as follows:

1.     The parties desire to resolve all claims Employee has, or may have had, against Company, Waddell & Reed Financial, Inc., Waddell & Reed, Inc., and each of these entities’ parent, subsidiaries, and affiliates, as well as all of these entities’ current or former insurers, directors, officers, fiduciaries, attorneys, employees (in their representative and/or individual capacities), agents, successors, assigns, employee benefit plans, related corporations, and any and all other entities affiliated with or related to them (collectively, the “Company Affiliates”).

2.     In consideration of the release referenced in ¶ 3 of this Agreement, infra, and all other promises made by Employee within this Agreement, Company agrees as follows, subject to the other terms of this Agreement, including but not limited to this Agreement becoming effective as provided below:

(a)                                 Employee’s employment and all associations with Company and Company Affiliates terminated May 15, 2015 (“Termination Date”).  Employee will have no power or authority to act on behalf of Company or any Company Affiliate following the Termination Date.

(b)                                 If this Agreement is not revoked and becomes effective, then Company will pay to Employee as soon as practicable, but no later than 30 days after the Effective Date, as defined herein, the gross amount of Three Million, Five Hundred Thousand Dollars and No Cents ($3,500,000.00), less applicable deductions and withholdings (“Separation Pay”).  Separation Pay is not eligible compensation under the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan or under the Waddell & Reed Financial, Inc. Retirement Income Plan.

(c)                                  Unless specified otherwise in this Agreement, Employee’s ability to receive and/or participate in any Company or Company Affiliate provided compensation plan or benefit ceases as of the Termination Date or alternatively, is subject to the terms and conditions described in the Summary of Benefits, attached hereto as Exhibit A and incorporated by reference.

(d)                                 Company represents and agrees that, as of the date of its signature below, it is not aware of any conduct or action by Employee occurring during his tenure with Company and/or any Company Affiliate that would give rise to a contract, tort or other legal claim against Employee by Company.

3.                                      In connection with consideration provided by Company under this Agreement, Employee agrees as follows:

(a)                                 The payments and benefits provided by Company under this Agreement are adequate consideration for Employee’s execution of this Agreement and are in excess of anything to which Employee is or may otherwise be entitled under existing policies or practices of Company.

(b)                                 To the maximum extent permitted by law and except as otherwise provided in Paragraphs 3(c) and 5(b) below, as of the Effective Date, Employee hereby RELEASES AND FOREVER DISCHARGES Company, Company Affiliates, and all other parties mentioned in Paragraph 1 of this Agreement (collectively “Released Parties”), from any and all claims, known or unknown, suspected or unsuspected, that Employee now holds or owns or has at any time held or owned against the Released Parties through the date Employee executes this Agreement.  Such claims necessarily include, but are not limited to, any and all contract claims; any and all claims for race, sex, national origin, religious, disability, or age discrimination, harassment, and/or retaliation under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (as amended), the Rehabilitation Act, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, any and all applicable Missouri state civil rights (including, but not limited to, Mo. Rev. Stat. §213.010 et seq., §290.400 et seq., and §375.1306), unlawful employment practices, and anti-discrimination laws, and any and all other statutes, regulations, and/or ordinances that address equal employment opportunity; any and all other statutory claims, including but not limited to claims under the Family Medical Leave Act, the Occupational Safety and Health Act, the Employment Retirement Income Security Act (as amended) (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 42 U.S.C. § 1983, 42 U.S.C. § 1988, the Kansas Wage Payment Act, any and all applicable Missouri state wage payment and conditions of employment law (including but not limited to Mo. Rev. Stat. §290.010 et seq.); any and all common law claims; any and all tort claims, including but not limited to any and all claims for tortious interference with business expectancy, outrage, negligent infliction of emotional distress, defamation, and/or wrongful discharge in violation of public policy; any and all public policy claims; any and all claims under any federal and/or state Constitution; any and all whistleblower claims; and any and all claims under any Company policy or practice, including but not limited to any claims regarding bonus, health, stock incentive, retirement, and/or benefit plans of Company and/or any Company Affiliate.

(c)                                  The foregoing Release does not include any claims that cannot be released or waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies; provided, however, that Employee is releasing and waiving the right to any monetary recovery should any government agency pursue any claims on Employee’s behalf.  Moreover, the foregoing Release does not include or apply to any benefits the Employee is entitled to receive from the Company pursuant to the Summary of Benefits set forth in Exhibit A, attached hereto and incorporated by reference.

(d)                                 In exchange for and in consideration of the promises of Company contained in the Agreement, Employee agrees not to initiate any legal, administrative, or other proceeding relating to any of the matters released herein, to the fullest extent permitted by law.

(e)                                  Employee acknowledges that by executing this Agreement, he is waiving and releasing any and all legal rights and claims he may have under the ADEA and all other federal, state and local laws regarding age discrimination, whether those claims are presently known to Employee or hereafter discovered.  However, nothing in the foregoing is intended to limit or restrict Employee’s right to challenge the validity of this Agreement as to claims and rights asserted under the ADEA or Employee’s right to enforce the Agreement.

(f)                                   Employee agrees, following the Termination Date, to take no action to interfere with Company and/or Company Affiliates’ operation of business or management of personnel.

(g)                                  Upon reasonable request by the Company, Employee will participate in the investigation, prosecution or defense of any matter involving Company, any matter involving any of the Company Affiliates, or any other matter that arose or will arise during Employee’s employment, provided Company shall reimburse Employee for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid cost to Employee and not to influence Employee’s participation.

(h)                                 Employee acknowledges that the Company’s relationships with its employees, contractors and business associates are among the Company’s most important assets.  Employee agrees that for a period of one (1) year after the termination of his employment with Company, Employee will not, as examined from an objective viewpoint, directly or indirectly, individually or in any capacity whatsoever, (i) participate in the solicitation, recruitment, hiring, or contracting as an employee or engaging as an independent contractor any employee, contractor, sales assistant or agent of Company and/or any Company Affiliate, or (ii) induce or attempt to induce any such persons to terminate, or in any way interfere with, the contractual or other relationship between Company and/or any Company Affiliate and any such persons.

(i)                                     This Agreement and the discussions regarding this Agreement are strictly confidential.  Accordingly, except as otherwise provided for within this Agreement, Employee agrees:

(1)           not to communicate the existence of this Agreement, the terms of this Agreement, or the discussions leading up to this Agreement (“Restricted Information”) to any person, except that this Agreement may be disclosed by Employee to Employee’s spouse, Employee’s attorneys, to Employee’s accountant or tax preparer, and to governmental taxing authorities, or if compelled by a court of competent jurisdiction or otherwise required by law (“Authorized Persons”); and

(2)           before Employee discloses any Restricted Information to any Authorized Persons, Employee must inform them that the matter is confidential, that compliance with this confidentiality provision is a material condition of this Agreement, and that any disclosure of Restricted Information by Employee or an Authorized Person to persons or entities not authorized to receive it is a material breach of this Agreement.

(3)           If compelled to disclose any Restricted Information or Confidential Information as outlined in this Agreement by a court of competent jurisdiction, then Employee agrees to give Company as much notice as is reasonably practicable before such disclosure in the event Company wishes to intervene to protect its rights under this Agreement.  Employee expressly agrees and understands that a breach of the confidentiality provisions of this Agreement is a material breach of this Agreement.

(j)                                    Employee expressly agrees that, except as otherwise provided in this Agreement and Exhibit A, no additional payments or other consideration are appropriate or due to Employee for any reason, and that Employee has received all compensation and leave due and owing to Employee relating to any employment or other relationship with Company and/or any Company Affiliate, or any express or implied contract, including without limitation, all wages, commissions, bonuses, incentive pay, retention bonus, sick pay and vacation pay, and any form of leave from Company and/or any Company Affiliate.

(k)                                 Employee acknowledges that he received a prior version of this Agreement and Exhibit A on June 19, 2015 and that he was provided twenty-one (21) calendar days (until July 10, 2015) to consider its terms. Following discussions between Company and Employee, Company made revisions at Employee’s request and for Employee’s benefit.  Employee acknowledges and agrees that such revisions, whether deemed material or immaterial, do not re-trigger a new twenty-one (21) day consideration period.  Rather, the parties agree employee received the revised Agreement and Exhibit A on July 9, 2015, and will be provided until July 31, 2015 to consider the revised Agreement (including Exhibit A) and sign it, although Employee may sign and return it sooner if Employee so chooses.  However, in no event may Employee sign the Agreement after July 31, 2015.  Any signature after July 31, 2015 shall be deemed ineffective and not a valid execution of this Agreement.  Employee may return the signed Agreement to Jennifer Lepentis, Associate General Counsel, at 6300 Lamar Avenue, Overland Park, Kansas 66202. Company further advised/hereby advises Employee that Employee may revoke the Agreement by delivering a written notice of revocation via certified mail to Jennifer Lepentis, at the address referenced within this Paragraph within seven (7) calendar days after Employee signs the Agreement.  Where Employee does not revoke his acceptance, the Agreement will become effective and enforceable on the 8th calendar day following the date Employee signs the Agreement (“Effective Date”).

(l)                                     Company advised/hereby advises Employee to consult with an attorney before executing this Agreement, particularly regarding the RELEASE AND WAIVER OF CLAIMS in Paragraphs 3(b) — 3(e).

(m)                             Employee acknowledges that as a result of Employee’s employment relationship with Company, Employee acquired confidential information of a special and unique nature and value relating to Company and/or Company Affiliate matters.  Except as otherwise provided for within this Agreement, Employee agrees that absent the express written consent of Company, Employee will not remove from Company or directly or indirectly communicate, divulge, or use, whether for Employee’s benefit or for the benefit of any third party, any confidential and/or proprietary information concerning Company and/or the Company Affiliates’ business, including but not limited to any and all proprietary information, information regarding the nature of Company and Company Affiliates’

strategic plans, corporate structures, operations, financial and accounting systems, procedures and operations, transfer agency systems, procedures and processes, human resources and personnel matters, information related to any internal investigation, auditing processes, auditing information, information technology systems and capacity, mutual fund matters, product, processes, services, materials, policies, and the manner in which they are developed, marketed, and/or provided, client lists, client account and contact information, proprietary products, proprietary commission information, proprietary supervisory information, Company or Company Affiliates’ research, agreements, systems, procedures, manuals, the location of proprietary electronic data and passwords, passcodes or similar mechanisms for gaining access to any computer, computer system, computer network, computer data, or any other electronic data storage device or any data contained therein, Company legal matters, attorney-client privileged information, attorney work product-privileged information, and any and all such other information regarded as trade secrets and/or confidential and/or proprietary information by Company, by Company Affiliates, and/or under any applicable law, regulation, rule, and/or ethical guideline (“Confidential Information”). Employee understands that Confidential Information includes, but is not limited to, trade secrets and information relating thereto.

(n)                                 Employee certifies that, as of the date Employee signed this Agreement, Employee has returned to Company all Company or Company Affiliate property in Employee’s possession or control, including but not limited to any Confidential Information, as defined in this Agreement, Company issued credit cards, access devices, office equipment, training and supervisory manuals, documents, records, notebooks, computers, projectors, scanners, computer disks, thumb drives, mobile devices, tapes, and similar repositories of or documents containing any Confidential Information, including all existing copies, abstracts, and summaries thereof. Employee further certifies that as of the date Employee signed this Agreement, Employee has not made use of any Company or Company Affiliate Confidential Information, files, memoranda, documents, records or data, or any copies of excerpts of the foregoing, other than as required by Employee’s duties to the Company and/or any Company Affiliate.

(o)                                 To the extent Employee has not already done so, Employee agrees within sixty (60) days of the Termination Date, to submit any and all expense reimbursement requests, including supporting documentation.  Employee shall be reimbursed for any reasonable, legitimate outstanding business expenses in accordance with Company and/or Company Affiliates’ policies.  Employee acknowledges and agrees that expenses not timely and properly submitted in accordance with this paragraph 3(o) shall not be subject to reimbursement by Company.

(p)                                 Employee represents and warrants there are no existing or outstanding attorneys’ liens or other liens that are not extinguished or satisfied by the execution of this Agreement.  Employee agrees to indemnify and hold harmless Company and/or any Company Affiliates, for any liability in connection with such liens.

(q)                                 Employee agrees that following the Termination Date, unless explicitly referenced in this Agreement, he will no longer be authorized to access any of Company or Company Affiliates’ systems or subscription services, Company or Company Affiliates’ computers, systems, applications, servers, workstations, operating systems, databases, accounting systems, network infrastructure, software, programs, and any documentation, data or property contained within or in connection with any network infrastructure or systems listed herein. Employee agrees that any unauthorized attempt to access or any actual access of the network infrastructure, systems or data described herein following the termination of employment would be damaging to Company and/or Company Affiliates.

(r)                                    As of the date Employee signed this Agreement, and except as otherwise provided for within this Agreement, Employee agrees that Employee (1) has not suffered a work-related injury not properly disclosed to Company; (2) has not exercised any actual or apparent authority by or on behalf of Company and/or any Company Affiliates that Employee has not specifically disclosed to Company; (3) has not entered into any agreements, whether written or otherwise, with any of Company or Company Affiliates’ employees (current and former) and/or third parties that could legally bind Company and/or any Company Affiliate that Employee has not specifically disclosed to Company; (4) is not aware of any wrongdoing by any Company or Company Affiliates’ personnel that has not already been reported to Company or Company Affiliates’ management; and (5) has not engaged in any conduct that could be deemed counter to the Waddell & Reed Financial, Inc. Corporate Code of Business Conduct and Ethics for Directors and Employees.

(s)                                   Employee agrees not to participate voluntarily in or aid in or encourage any person or entity in connection with any lawsuit or other adversarial proceeding against Company or any Company Affiliate, to the maximum extent permitted by law.

(t)                                    Employee agrees not in any way to disparage Company, Company Affiliates (as defined herein and specifically including Company and Company Affiliate employees and agents in their representative and individual capacities), or any Released Parties, and agrees not to make or solicit any comments, statements, or the like to the media or to others, including claims against the entities, their agents, or representatives that may be considered derogatory or detrimental to the good name or business reputation of the above-mentioned parties.

(u)                                 In addition to any other remedies or relief that may be available, Employee agrees to pay any attorneys’ fees and damages Released Parties may incur as a result of any misrepresentation made by Employee in this Agreement.

4.                                      Nothing in this Agreement is intended to limit, restrict or interfere with Employee’s right to engage in any protected activity, including but not limited to communicating with and/or participating in any investigation conducted by or proceeding held before any regulatory agency, including but not limited to the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, and/or the Equal Employment Opportunity Commission (and/or similar state or federal agency), and nothing herein is intended to restrict Employee’s ability to participate in concerted activity under the National Labor Relations Act.

5.                                      The parties further agree as follows:

(a)                                 Unless specified herein, this Agreement is the entire agreement between Employee and Company with respect to the matters contemplated hereby.  No modification or waiver of any provision of this Agreement will be valid unless in writing and signed by Employee and Company.  Further, in entering into this Agreement, they did not rely on any promise or agreement not included in this Agreement.

(b)                                 Nothing herein shall impact Employee, Company and/or Company Affiliates’ rights under the Indemnification Agreement entered into between Employee and Waddell & Reed Financial, Inc. as of November 13, 2009.

(c)                                  This Agreement is severable. If any provision of this Agreement is declared unenforceable, void, invalid, or voidable, then the parties intend that the validity, legality, and enforceability of the remaining provision of this Agreement shall in no way be affected or impaired, and the remaining provision of this Agreement shall remain valid and enforceable as written, to the fullest extent permitted by law.

(d)                                 This Agreement shall be construed in accordance with the laws of the State of Kansas, regardless of any conflict of laws provision.  Further, any action to interpret or enforce this Agreement shall be brought in the federal or state courts situated in Kansas, regardless of the state of residence of any party to such action.

(e)                                  In the event either party to this Agreement breaches its obligations under the Agreement the injured party may pursue all legal remedies available to it as a result of the breach, including, but not limited to, an action in a competent court for actual damages for the injury caused by the breaching party, as well as reasonable attorneys’ fees and costs. The parties agree that Company and/or any Company Affiliate shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, in addition to any other remedy to which Company and/or Company Affiliate might be entitled.  Company and/or Company Affiliates’ remedies for breach as referenced herein shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies.

(f)                                   The parties expressly agree and understand that neither the existence of this Agreement nor anything contained in this Agreement shall constitute an admission of any liability on the part of Company or any Company Affiliate.  Any and all such liability is expressly denied. Neither the existence of this Agreement nor anything contained in this Agreement shall be construed as rendering Employee a “prevailing party” for purposes of awarding attorneys’ fees or costs under any applicable local, state or federal law.

(g)                                  The Company makes no representations regarding the taxation of the payments and benefits provided under this Agreement (and the manner in which such payments and benefits are reported to Employee or an appropriate taxing jurisdiction by the Company is not intended to be such a representation) and in no event shall the Company or any Company Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of the payments and benefits provided under this Agreement (including taxes, penalties, interest or other expenses resulting from non-compliance with Section 409A of the Internal Revenue Code or excise taxes imposed by Section 4999 of the Internal Revenue Code).

(h)                                 Company’s failure to exercise any of its rights under this Agreement with regard to a breach of this Agreement shall not be construed as a waiver of such breach, nor shall it prevent Company from later enforcing strict compliance with any and all promises in this Agreement.

(i)                                     This Agreement will be binding on and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will be binding on and inure to the benefit of Company, Company Affiliates, and those entities’ successors and assigns.

(j)                                    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.  Any party to this Agreement may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

For Employee:

BY SIGNING BELOW, I SPECIFICALLY AGREE THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND EACH AND EVERY PROVISION OF THIS AGREEMENT, THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY ABOUT THIS AGREEMENT, AND THAT I AM VOLUNTARILY, FREELY, AND KNOWINGLY EXECUTING IT.

Date:	7/21/15	/s/ Michael D. Strohm
Michael D. Strohm

For Company:

Date:	7/22/15	/s/ Henry J. Herrmann
W & R Corporate LLC